Exhibit 2.1

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of June 18, 2018 (the “Agreement”), is among MLCJR LLC, a Texas limited liability company (“Parent”), YHIMONE, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties have heretofore entered into the Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation;

WHEREAS, the Company Stockholder Approval has been obtained, and therefore the condition to the Closing in Section 6.1(a) has been satisfied;

WHEREAS, (i) the aggregate number of Appraisal Shares is less than 10% of the shares of Company Common Stock outstanding as of the record date for the Company Stockholders Meeting and (ii) pursuant to Section 262 of the DGCL, the Company’s stockholders can no longer exercise their appraisal rights, and therefore the condition to the Closing in Section 6.2(e) has been satisfied; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement in accordance with the provisions of Section 8.12 of the Agreement.

NOW, THEREFORE, in consideration of the recitals above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.                  Section 1.2 of the Agreement is hereby amended by adding the following sentence at the end of Section 1.2:

“Notwithstanding the foregoing, the Closing Date shall not occur prior to 9:00 a.m., Houston, Texas time, on October 10, 2018 unless Parent and Company otherwise agree in writing.”

2.                  Parent and Merger Sub hereby agree to waive:

(a)               their ability to terminate the Agreement pursuant to Article 7 thereof based upon a failure (or a breach that would give rise to such failure if it was continuing on the Closing Date) of:

(i)	the condition set forth in Section 6.2(a) (but only with respect to any breach or other failure of such representations and warranties to be true and correct that first arises or occurs on or after the date of this Amendment);

(ii)	the condition set forth in Section 6.2(c); or

(iii)	the condition set forth in Section 6.2(f) (but only with respect to the certification of the foregoing sections) (such specifically enumerated conditions to Parent and Merger Sub’s obligations to close under the Agreement in clause (i) or clause (ii) above or this clause (iii), the “Waived Conditions”); and

(b)               their ability to refuse to consummate the transactions contemplated by the Agreement due to the lack of satisfaction of any of the Waived Conditions.

The parties hereby agree that the intent of Section 2 of this Amendment is that Parent and Merger Sub cannot terminate the Agreement, nor can they refuse to close, in each case, due to the failure (or purported failure) of any of the Waived Conditions.

3.                  References. Each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as amended by this Amendment.

4.                  Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby. Notwithstanding any provision in this Agreement to the contrary, any amendment to the Agreement set forth in this Amendment that would require by Law the further approval by the holders of the Company Common Stock shall be null and void.

5.                  Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

6.                  Governing Law. This Amendment, and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof, except to the extent that the provisions of the DGCL are applicable, in which case the DGCL shall apply. For the avoidance of doubt, the provisions of the Agreement regarding Venue, Waiver of Jury Trial and Service of Process are incorporated by reference herein.

7.                  Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings set forth in the Agreement.

[Signature Pages to Follow; Remainder of Page Left Blank]

IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

MLCJR LLC

By:	/s/ Craig L. Sanders
Craig L. Sanders
Chief Executive Officer

YHIMONE, INC.

By:	/s/ Craig L. Sanders
Craig L. Sanders
Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ENERGY XXI GULF COAST, INC.

By:	/s/ Douglas E. Brooks
Douglas E. Brooks
Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]